Filed pursuant to Rule 424(b)(3)
Registration No. 333-286558

Prospectus Supplement No. 13
(To Prospectus dated April 23, 2025)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-286558) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in (i) our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2026 and (ii) our Current Report on Form 8-K filed with the SEC on January 20, 2026 (collectively, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On January 16, 2026, the closing price of our Common Stock was $3.75 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 20, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

Innventure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (321) 209-6787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

In connection with an SEC-registered public offering (the “Offering”) of 11,428,572 shares (the “Shares”) of the common stock, $0.0001 par value per share (the “Common Stock”), of Innventure, Inc. (the “Company”), on January 12, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers party thereto (the “Purchasers”).

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the Purchase Agreement, and subject to certain exceptions, the Company has agreed to certain restrictions on the issuance and sale of the Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Offering. In addition, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Purchase Agreement, providing for a 30-day “lock-up” period with respect to sales of Common Stock and Common Stock Equivalents, subject to certain exceptions.

The Offering was made pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-292427) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2025 and declared effective by the SEC on January 9, 2026, as supplemented by a prospectus supplement, dated January 12, 2026, filed with the SEC on January 14, 2026.

Placement Agency Agreement

On January 12, 2026, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”), as the sole placement agent in connection with the Offering. The Offering was conducted on a reasonable "best efforts" basis and closed on January 14, 2026.

The Company agreed to pay the Placement Agent a fee in cash equal to 7.0% of the aggregate proceeds from the sale of the Shares to the Purchasers. The Company also agreed to reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses, including the accountable fees of counsel, not to exceed $100,000. The Placement Agency Agreement contains customary representations, warranties, indemnification and other provisions customary for transactions of this nature. Pursuant to the Purchase Agreement and subject to certain exceptions, the Company has agreed to certain restrictions on the issuance and sale of the Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Offering.

The foregoing descriptions of the Placement Agency Agreement and the Purchase Agreement are qualified in their entirety by reference to the full text of the Placement Agency Agreement and the Purchase Agreement, copies of which are filed as Exhibits 1.01 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

A copy of the opinion of Jones Day relating to the validity of the Shares is attached as Exhibit 5.1 hereto.

Item 7.01 Regulation FD Disclosure.

On January 12, 2026, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

On January 14, 2026, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
1.1	Placement Agency Agreement, dated as of January 12, 2026, by and between Innventure, Inc. and Titan Partners Group LLC
5.1	Opinion of Jones Day
10.1	Form of Securities Purchase Agreement, dated as of January 12, 2026, by and among Innventure, Inc. and the purchasers party thereto
23.1	Consent of Jones Day (included in Exhibit 5.1)
99.1	Press Release, dated January 12, 2026
99.2	Press Release, dated January 14, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2026	INNVENTURE, INC.
	By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2026

Innventure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42303	93-4440048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (321) 209-6787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On January 15, 2026, Joshua Claman, Chief Executive Officer of Accelsius Holdings LLC (“Accelsius”), a subsidiary of Innventure, Inc. (the “Company”), participated in a live audio interview via Twitter Spaces hosted by Greg Reyes. A copy of the transcript (edited for clarification and readability, the “Transcript”) of the interview is furnished as Exhibit 99.1 and is hereby incorporated by reference. The Transcript will also be available on the “News & Events: Presentations” page of Innventure’s website: https://ir.innventure.com/news-events/presentations.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information provided herein shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in the Transcript are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements about the Company’s business model, the financial condition, results of operations, earnings outlook and the prospects for AeroFlexx, LLC (“AeroFlexx” or “AFX”), Accelsius and Refinity Olefins, LLC (“Refinity” and, together with AeroFlexx and Accelsius, the “Innventure Companies” and, together with those subsidiary companies that the Company may found, fund, and operate going forward, the “Operating Companies”). Forward-looking statements are often identified by future or conditional words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “will,” “potential,” “predict,” “should,” “would” and other similar words and expressions (or the negative versions of such words or expressions), but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current assumptions and expectations of future events that are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of the Transcript. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Company’s public filings made with the SEC and the following: (a) the Company’s and its subsidiaries’ ability to execute on strategies and achieve future financial performance, including their respective future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures; (b) the Company’s and its subsidiaries’ ability to invest in growth initiatives; (c) the implementation, market acceptance and success of the Company’s and its subsidiaries’ business models and growth strategies; (d) the Company’s and its subsidiaries’ future capital requirements and sources and uses of cash; (e) the Company’s ability to maintain control over its subsidiaries, (f) the Company’s access to funds under a Standby Equity Purchase Agreement due to certain conditions, restrictions and limitations set forth therein and in other agreements; (g) certain restrictions and limitations set forth in the Company’s debt instruments, which may impair the Company’s financial and operating flexibility; (h) the Company’s and its subsidiaries’ ability to generate liquidity and maintain sufficient capital to operate as anticipated; (i) the Company’s and its subsidiaries’ ability to obtain funding for their operations and future growth and to continue as going concerns; (j) the risk that the technology solutions that the Company and its subsidiaries license or acquire from third parties or develop internally may not function as anticipated or provide the benefits anticipated; (k) developments and projections relating to the Company’s and its subsidiaries’ competitors and industry; (l) the ability of the Company and its subsidiaries to scale the operations of their respective businesses; (m) the ability of the Company and its subsidiaries to establish substantial commercial sales of their products; (n) the ability of the Company and its subsidiaries to compete against companies with greater capital and other resources or superior technology or products; (o) the Company and its subsidiaries’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their respective products and the numerous regulatory requirements generally applicable to their businesses; (p) the outcome of any legal proceedings against the Company or its subsidiaries; (q) the Company’s ability to find future opportunities to license or acquire breakthrough technology solutions from multinational corporations or other third parties (“Technology Solutions Provider”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future Technology Solutions Providers; (r) the risk that the launch of new companies distracts the Company’s management from its and its other subsidiaries’ operations; (s) the risk that the Company may be deemed an investment company under the Investment Company Act, which would impose burdensome compliance requirements and restrictions on its activities; (t) the ability of the Company and its subsidiaries to sufficiently protect their intellectual property rights and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the intellectual property of third parties; (u) the risk of a cyber-attack or a failure of the Company’s or its subsidiaries’ information technology and data security infrastructure; (v) geopolitical risk and changes in applicable laws or regulations; (w) potential adverse effects of other economic, business, and/or competitive factors; (x) operational risks related to the Company and its subsidiaries that have limited or no operating history; and (y) limited liquidity and trading of the Company’s securities.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update statements to reflect events or circumstances after the date of the Transcript or to reflect the occurrence of unanticipated events.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Transcript of live audio interview given by Joshua Claman on January 15, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2026
INNVENTURE, INC.

	By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Chief Financial Officer